Exhibit 10.05

DATED MARCH 9, 2014

(1) MIDASPLAYER.COM LIMITED

- and -

(2) RICCARDO ZACCONI

SERVICE AGREEMENT

CONTENTS

1.	DEFINITIONS AND INTERPRETATION	2

2.	APPOINTMENT	5

3.	TERM	5

4.	WORKING TIME	5

5.	DUTIES	6

6.	INSIDE INFORMATION	8

7.	REMUNERATION AND EXPENSES	8

8.	PENSION	10

9.	BENEFITS	10

10.	HOLIDAYS AND HOLIDAY PAY	11

11.	SICKNESS AND ABSENCE	12

12.	CONFIDENTIAL INFORMATION	13

13.	PROTECTION OF THE COMPANY’S BUSINESS INTERESTS	14

14.	INTELLECTUAL PROPERTY RIGHTS	17

15.	TERMINATION	18

16.	GARDEN LEAVE	21

17.	AMALGAMATION, RECONSTRUCTION	22

18.	DISCIPLINARY AND GRIEVANCE PROCEDURES	22

19.	DATA PROTECTION	23

20.	MISCELLANEOUS	24

21.	ENTIRE AGREEMENT	24

22.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999	24

23.	COUNTERPARTS	24

THIS SERVICE AGREEMENT is made on March 9, 2014

BETWEEN:

(1)	MIDASPLAYER.COM LIMITED registered number 4534247 whose registered office is at 1 St Giles High Street, London, WC2H 8AG (“Company”);

(2)	RICCARDO ZACCONI c/o of Midasplayer.com Limited, Central St. Giles, 1 St Giles High Street, London WC2H 8AG (“Executive”).

IT IS AGREED:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this agreement where it is appropriate in context singular words shall include the plural and vice versa. Words defined below shall have the following respective meanings:

“Appointment” means the employment of the Executive under the terms of this agreement;

“Articles” means the articles of association of Midasplayer International Holding Company PLC or the articles of any subsequent holding company of the Group as amended from time to time;

“Board” means the Board of Directors of the Midasplayer International Holding Company PLC or any subsequent holding company of the Group from time to time or its duly authorised representative;

“Business” means the business of the Company and any other business carried on by the Company and any Group Company from time to time;

“Change of Control Period” means a period that commences on the date that falls three months prior to the date of exchange of contracts in relation to an applicable Sale and terminates on the date that falls 18 months immediately after the completion of an applicable Sale;

“Change of Control Termination” means the termination of the employment of the Executive during a Change of Control Period where:

(a) the Company serves notice to terminate the employment of the Executive, save where the employment of the Executive is terminated summarily in accordance with clause 15.1; or

(b) the Executive terminates his employment with or without notice for Good Reason (other than in circumstances where the Company has reasonable grounds for summary termination under clause 15.1) provided that the Executive must, before he terminates his employment for Good Reason, and if (on a reasonable view) the circumstances that constitutes Good Reason are remediable have first given the Company a written notice stating clearly the event or circumstance that constitutes Good Reason in his belief, acting in good faith, and given the Company a period of not less than 15 working days to cure the event or circumstance allegedly constituting Good Reason and no Good Reason shall exist if on a reasonable view the event or circumstance is cured by the Company.

“Company Intellectual Property” means Intellectual Property Rights created by the Executive (whether jointly or alone) in the course of the Executive’s employment with the Company, whether or not during working hours or using Company premises or resources and whether or not recorded in material form;

“Competing Unquoted Interest” means shares or stock or other equity in any company not quoted or dealt in on a Recognised Investment Exchange or other Person in each case which is involved in the development of online and/or mobile and/or casual games or otherwise in competition with or preparing to compete with the Business;

“Confidential Information” shall include any confidential information relating to the Business and/or the financial affairs of the Company and/or the Group and the Company’s and/or any Group Company’s agents, customers, Business Partners and Platform Partners or suppliers and in particular shall include:

1.1.1	the business methods and information of the Company and any Group Company and its Business Partners (as defined at clause 13.1) (including prices charged, discounts obtained from suppliers, product development and delivery, marketing, branding, publicity and advertising programmes, costings, budgets, business plans, turnover, revenue targets or other financial information, know-how);

1.1.2	lists and particulars of the Company’s and any Group Company’s Business Partners and customers and the individual contacts of such persons or entities as applicable;

1.1.3	details and terms of the Company’s and any Group Company’s agreements with suppliers, Business Partners, and Platform Partners (as defined at clause 13.1);

1.1.4	any confidential information which may affect the value of the Business or the shares of the Company or any Group Company,

whether or not in the case of documents or other written materials or any materials in electronic format they are or were marked as confidential and whether or not, in the case of other information, such information is identified or treated by the Company or any Group Company as being confidential.

“Garden Leave” means any period in respect of which the Company has exercised its rights under clause 16.1;

“Good Reason” means grounds that entitle the Executive to treat himself as being constructively dismissed (within the meaning of section 95(1)(c) of the Employment Rights Act 1996) as may be determined by a court of competent jurisdiction. Examples of such grounds may include, but are not limited to, circumstances where the Executive is required to permanently relocate outside of Greater London, where the Executive’s pay is unilaterally reduced, where the Company is in material breach of this agreement, where the scope of the Executive’s role is materially reduced where the level or status attached to the Executive’s role is reduced or where on a Sale the acquiring entity did not give the Executive options, compensation or equity of at least the same value (taking into account the terms of such options, compensation or equity), as the value of any restricted shares or options (taking into account the terms of such restricted shares or options), held by the Executive which are no longer capable of vesting or being exercised after such Sale;

“Group” means the Company and all companies which are for the time being a Group Company;

“Group Company” means the Company, its group undertakings (as defined in section 1161 of the Companies Act 2006) or any associated company (as defined in section 449 of the Corporation Tax Act 2010) of the Company or any group undertaking including any of their predecessors, successors or assigns or any company which is designated at any time a Group Company by the directors of the board of the Company or any holding company and any firm, company, corporate or other entity or organisation that:

(a) is directly or indirectly controlled by the Company;

(b) directly or indirectly controls the Company; or

(c) is directly or indirectly controlled by a third party who also directly or indirectly controls the Company.

“Incapacitated” means prevented by illness, injury, accident or other incapacity or circumstances beyond the Executive’s control from properly fulfilling his duties under this agreement in the reasonable opinion of the Company (and “Incapacity” shall be construed accordingly);

“Intellectual Property Rights” means patents, Inventions, copyright and related rights, trade marks, trade names, service marks and domain names, rights in get-up, goodwill, rights to sue for passing off, design rights, semi-conductor topography rights, database rights, confidential information, moral rights, proprietary rights and any other intellectual property rights in each case whether registered or unregistered and including all applications or rights to apply for, and renewals or extensions of such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world;

“Invention” means any invention, idea, discovery, development, improvement or innovation, processes, formulae, models or prototypes, whether or not patentable or capable of registration, and whether or not recorded in any medium;

“Investment” means the making or holding (whether directly, indirectly or jointly, including but not limited to through any member of his family, household or otherwise), for investment purposes only: (1) up to three percent of the shares or stock of any class of any public company quoted or dealt in on a Recognised Investment Exchange, units, interests or shares in any unit trust, open ended investment companies, funds or other collective or shared investment scheme or, and/or (2) shares or stock or other equity in any company not quoted or dealt in on a Recognised Investment Exchange or other Person in each case which is not a Competing Unquoted Interest;

“Recognised Investment Exchange” means a recognised investment exchange as defined by section 285 of the Financial Services and Markets Act 2000;

“Salary” means the basic salary payable to the Executive under this agreement from time to time and does not include any benefits (or the value of benefits, including pension benefits), bonus, commission or other remuneration payable to the Executive;

“Sale” has the same meaning as in the Articles save that unless the Board (and the Investor Director) determine otherwise, it shall not constitute a Sale where the person (or Connected Persons or group of persons Acting in Concert (each capitalised term as defined in the Articles)) acquiring or obtaining shares in the circumstances giving rise to the “Sale” are (in the reasonable opinion of the Board) Apax entities.

1.2	The headings in this agreement are included for convenience only and shall not affect its interpretation or construction.

1.3	This agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation including non-contractual disputes or claims shall be construed and governed in accordance with the laws of England and Wales and the parties submit to the exclusive jurisdiction of the Courts of England and Wales over any claim or matter arising under or in connection with this agreement.

1.4	References to any legislation shall be construed as references to legislation as from time to time amended, re-enacted or consolidated.

1.5	References to clauses, the parties and the schedules are respectively to clauses of and the parties and the schedules to this agreement.

1.6	Save as otherwise defined words and expressions shall be construed in accordance with the Interpretation Act 1978.

1.7	The Company accepts the benefits in this agreement on its own behalf and on behalf of all Group Companies. The Company shall be entitled to assign its rights and those of other Group Companies in connection with this agreement to any other Group Company at any time with immediate effect on giving written notice to the Executive.

2.	APPOINTMENT

2.1	The Company shall employ the Executive and the Executive shall be employed by the Company in the capacity of Chief Executive Officer and/or in such other position or capacity taking account of his skills and experience with such job title and duties as the Board may from time to time reasonably decide and subject to the terms and conditions set out in this agreement. Unless otherwise agreed between the Company and the Executive, the Executive shall report on matters relating to the Appointment to the Chairman or (in his absence) as directed by him/her (the “Supervisor”). The Executive’s continuous service with the Company commenced on 14 July 2004.

2.2	If requested by the Company the Executive shall act as a director of the Board with or without such executive powers as the Board shall decide in its absolute discretion and notify to the Executive.

2.3	The Executive warrants that he satisfies the necessary immigration requirements of and is entitled to work in the United Kingdom and will notify the Company immediately if he ceases to be so entitled during the Appointment.

3.	TERM

The Appointment commenced on the date of this agreement and unless terminated in accordance with clauses 11.7, 15.1 or 17.2 of this agreement shall continue until terminated by at least 12 months’ prior written notice given by either party (the “Notice Period”).

4.	WORKING TIME

The Executive acknowledges that as an employee with autonomous decision-taking powers, and subject to his complying with his duties under clause 5, he can determine his own working hours and that as such his working time is not measured or predetermined, and that accordingly the regulations relating to maximum weekly working time, night work, daily and weekly rest periods in the Working Time Regulations 1998 shall not apply to this Appointment.

5.	DUTIES

5.1	During the Appointment the Executive shall:

5.1.1	be responsible directly to the Board;

5.1.2	perform such duties and exercise such powers and functions as may from time to time be reasonably assigned to or vested in him by the Board whether relating to the Company or any Group Company;

5.1.3	unless prevented by ill health devote the whole of his working time and attention, endeavours and abilities to promoting the interests of the Company and of the Group and shall not engage in any activity which may be or may become harmful to or contrary to the interests of the Company or of the Group;

5.1.4	observe and comply with such applicable listing, prospectus, disclosure and transparency rules as may be applicable to the Company or any Group Company from time to time and all lawful and reasonable requests, instructions, resolutions and regulations of the Board and give to the Board such explanations information and assistance as the Board may reasonably require;

5.1.5	observe and comply with all policies and procedures of the Company and/or the Group as are notified to the Executive from time to time;

5.1.6	carry out his duties in a proper, loyal and efficient manner to the best of his ability and use his reasonable endeavours to maintain, develop and extend the business of the Company and of the Group;

5.1.7	comply with all legal duties, including fiduciary duties to each member of the Group, and such duties imposed on him including those contained in the Companies Act 2006.

5.1.8	report to the Board in accordance with the Company’s whistleblowing policy in writing any matter relating to the Company or any Group Company or any of its or their officers or employees of which he becomes aware and which could in the Executive’s reasonable opinion be the subject of a qualifying disclosure as defined by section 43B of the Employment Rights Act 1996 in accordance with the Group’s whistle blowing policy;

5.1.9	report his own wrongdoing and any act which could reasonably constitute a wrongdoing or proposed wrongdoing of any other officer or employee or director of the Company or of any Group Company to the Board immediately on becoming aware that such act could constitute a wrongdoing or proposed wrongdoing;

5.1.10	be based at the Company’s London offices and perform such duties at such place or places in Greater London or elsewhere as the Board shall decide but unless otherwise agreed the Executive shall not be required to work outside the United Kingdom for a continuous period exceeding one month;

5.1.11	work such hours (including the Company’s normal business hours of 9.30am to 6pm) and travel within and outside the United Kingdom without additional remuneration as may reasonably be required for the proper performance of his duties; and

5.1.12	accept (if offered) appointment as a director of the Company or any Group Company with or without such executive powers as the Board shall decide in its absolute discretion and notify to the Executive and resign any such appointment if requested by the Board without any claim for damages or compensation. If the Executive fails to resign any such appointment, the Company is hereby irrevocably authorised to appoint some person in his name and on his behalf to sign and execute all documents and do all things necessary to constitute and give effect to such resignation. Termination, at the Board’s request, of a directorship or other office held by the Executive will not terminate the Executive’s employment or amount to a breach of the terms of this agreement by the Company or the Executive. The Company has directors’ and officers’ liability insurance in place and shall maintain such cover for the period of the Executive’s appointment as a director and for six years thereafter to cover any and all directorships and other offices held in connection with his employment. The insurance shall be on terms no less favourable than those in place from time to time for other members of the board as applicable.

5.2	During the Appointment the Executive shall not without the written consent of the Board (such consent not to be unreasonably withheld or delayed) whether directly or indirectly, in any capacity, paid or unpaid, be engaged or concerned in the conduct of, assist or have any interest (financial or otherwise) (through any member of his family or household or otherwise) in any other actual or prospective business, trade, or occupation whatsoever other than the Business of the Company or the Group provided that the Executive shall not be prohibited from making an Investment. The Company confirms that the Executive is not required to obtain the Company’s consent prior to making an Investment.

5.3	The Executive shall immediately on becoming aware inform the Company if an Investment or other interest or concern for which consent has previously been granted under clause 5.2 becomes a Competing Unquoted Interest or otherwise interferes with, conflicts or competes with the proper performance of the Executive’s obligations to the Company and any Group Company and the Executive shall promptly comply with such instructions of the Board as are reasonably necessary in the circumstances to reduce or eliminate any risk or potential risk to the Business, including but not limited to the divestment of any such Competing Unquoted Interest.

5.4	During the Appointment the Executive shall not without the written consent of the Board (such consent not to be unreasonably withheld or delayed):

5.4.1	other than in the day to day running of the Business pledge the credit of the Company or any Group Company or enter into any contracts or obligations involving the Company or any Group Company in major or substantial commitments;

5.4.2	become a member of the Territorial Army or another reservist force, a member of Parliament, a councillor of a local authority or a magistrate, or occupy or be engaged in public office.

6.	INSIDE INFORMATION

6.1	During the Appointment the Executive shall comply with the Group’s code of practice on dealings in securities and such applicable provisions and regulations relating to insider dealing and the use of inside information applying to dealings in securities of the Company or of any Group Company, as amended and in force from time to time.

6.2	The Executive shall not and shall procure that none of his connected persons (including his spouse, partner or dependants) shall deal in any way in any securities of the Company or of any Group Company except in accordance with the Company’s code of practice in place and as amended from time to time in relation to such dealings, a copy of which is obtainable from the Company Secretary.

7.	REMUNERATION AND EXPENSES

7.1	The Company shall pay to the Executive a Salary at the rate per annum which has been approved by the remuneration committee of the Group or at such other rate as may from time to time be agreed between the Company and the Executive and approved by the relevant and appropriate remuneration committee of the Group from time to time (the “Compensation Committee”). The Salary shall be converted into and paid in Sterling at the currency conversion rate of the Company’s bank on the date any payment is due or at such other rate as may from time to time be agreed between the Company and the Executive.

7.2	The Salary shall be deemed to accrue evenly from day to day and shall be payable in arrears by equal monthly instalments on the last working day of each month into a bank account nominated by the Executive and shall be inclusive of any fees and/or remuneration to which the Executive may be entitled as a director of the Company or any Group Company.

7.3	The Salary may be reviewed annually by the relevant and appropriate remuneration committee within the Group from time to time (the “Compensation Committee”). There is no obligation to award an increase following a salary review. The Salary may be increased with effect from any such review date provided that such increases will not affect the other terms of this agreement.

7.4	The Executive shall be entitled to participate in a bonus scheme on such terms and subject to such conditions as may be decided from time to time by the Compensation Committee and be eligible to receive a target bonus of a percentage of the Salary subject to the achievement of certain corporate and personal objectives and the discretion of the Compensation Committee. For the avoidance of doubt the target bonus percentage is not a maximum award. The Compensation Committee may award to the Executive such bonus amount as it may determine in its discretion. Objectives will be set in respect of periods of six months (the “Bonus Period”) and any bonus due in respect of any Bonus Period will be paid no later than one month after the determination of any such bonus, which shall take place as soon as reasonably practicable, following the end of such Bonus Period (“Payment Date”). Where notice is given to terminate employment or employment is terminated between the end of a Bonus Period and the Payment Date, the full amount of bonus shall be paid on or before the Payment Date.

7.5	Bonus entitlement shall not accrue during the course of a Bonus Period and (save as set out at clause 7.4 above) the Executive shall be required to be in employment and not under notice on the date any bonus is paid in order to receive a bonus payment, save that:

7.5.1	in the event the Company serves notice to terminate the Appointment or the Executive serves notice for a Good Reason in circumstances other than under clause 15.1 or a Change of Control Termination, the Executive shall be entitled to a pro rata bonus for the period up to the date of termination of the Appointment in respect of the Bonus Period in which such date falls calculated on the basis that up to the termination date the Company and/or the Executive have met but not exceeded any relevant objectives;

7.5.2	in the event of a Change of Control Termination, the Executive shall be entitled to a bonus payment on termination of an amount calculated as if, at the date of termination of the Appointment, he would have been employed for the whole of the Bonus Period in which such date falls and on the assumption that the Company and/or the Executive would have met, but not exceeded any relevant objectives;

7.5.3	in the event that following either party giving notice to terminate the Appointment, the Executive is still employed and not on Garden Leave at the end of (1) the Bonus Period in which such notice is given or received, or (2) any subsequent Bonus Period, the Executive will receive the bonus in respect of such period on the applicable Payment Date and (3) if the Executive is still employed and not on Garden Leave at least three months into any Bonus Period he will receive a pro-rata bonus in respect of such period on the applicable Payment Date;

7.5.4	in the event that, following the Executive giving notice to terminate the Appointment he is placed on Garden Leave, the Executive’s entitlement to a bonus shall be equivalent to what he would have received (if any) had his employment been terminated on the date on which he was placed on Garden Leave and a payment in lieu of notice paid in accordance with either clause 15.6, 15.7.3 or 15.8.3 as applicable.

7.6	The Company shall reimburse the Executive promptly for all reasonable and authorised out of pocket expenses (including hotel and travelling expenses) incurred by the Executive in accordance with the Company’s Travel and Expenses Policy (in force from time to time) in the discharge of his duties subject to the production of appropriate receipts or such other evidence as the Company may reasonably require as proof of such expenses and in accordance with the Company’s rules and policies relating to expenses as may be in force from time to time. If the Executive is provided with a credit or charge card by the Company this must only be used for expenses which he incurs in performing the duties of his Appointment.

7.7	In the event that:

7.7.1	the Executive terminates his employment with the Company or other relevant member of the Group for a Good Reason (as defined in this Agreement); or

7.7.2	the Company or other relevant member of the Group terminates the Executive’s employment; or

7.7.3	the Executive’s employment with the Company or other relevant member of the Group is terminated in circumstances where that termination constitutes a Change of Control Termination,

in each case in circumstances other than where the Company or relevant member of the Group is entitled summarily to terminate the Executive’s employment under clause 15.1 of this Agreement, the Company agrees to procure that, to the extent the Executive does not fall within the definition of Good Leaver (as defined in the Articles) he shall in any event be determined to be a Good Leaver for the purposes of:

(a)	the Articles in respect of any shares in the Company or any member of the Group held by the Executive at the date of this Agreement or acquired by the Executive at any time after the date of this Agreement, in either case, pursuant to the Instruments; and

(b)	any options granted to the Executive in respect of shares in the Company or any member of the Group on or before the date of this Agreement pursuant to the Instruments.

((a) and (b) together the “Interests”)

7.8	In the event the Interests are exchanged for shares or options in a new holding company of the Group, the Company agrees to procure that the effect of clause 7.7 shall be replicated in respect of those shares or options.

7.9	The Executive acknowledges that, even where he is determined to be a Good Leaver, he has agreed to receive a price which may be less than would ordinarily be received by Good Leavers by virtue of the provisions of paragraph 2 of Schedule 2 of the Second Instrument or any similar provisions in any instrument replacing the Second Instrument.

7.10	Instruments means:

7.10.1	The Executive’s Subscription Agreement relating to D2 ordinary shares of EUR 0.000149 in Midasplayer International Holding Company PLC (formerly Midasplayer International Holding Company Limited) dated 30 December 2011 (the ‘First Instrument’); and

7.10.2	The Executive’s Option and Subscription Agreement relating to D1 ordinary shares of EUR 0.000149 in Midasplayer International Holding Company PLC dated 31 January 2014 (the ‘Second Instrument’).

8.	PENSION

8.1	When the Company reaches its staging date for the purposes of the Pensions Act 2008, the Company will comply with any duties it may have in respect of the Executive under part 1 of that Act.

8.2	The Company shall be entitled to deduct from the Salary any amounts contributed by the Executive as member contributions to any such pension scheme as the Company is using from time to time. There is no contracting-out certificate in force under the Pension Schemes Act 1993 as amended.

9.	BENEFITS

9.1	Up until the Executive reaches the age of 65, but without prejudice to the Company’s right to change benefit provider at its discretion save only that the benefit entitlements enjoyed by the Executive should be no less favourable to the individual than those benefits provided before the change in benefit provider, the Company shall contractually provide, subject to clause 9.3, the Executive with the following benefits, particulars of which may be obtained from the Human Resources Manager:

9.1.1	private medical expenses insurance for him and his family in accordance with arrangements made between the Company and such reputable insurer as the Company may decide from time to time and subject to the terms and conditions applicable to any such insurance.

9.1.2	life insurance in accordance with arrangements made between the Company and such reputable insurer as the Company may decide from time to time and subject to the terms and conditions applicable to any such insurance;

9.1.3	critical illness insurance in accordance with arrangements made between the Company and such reputable insurer as the Company may decide from time to time and subject to the terms and conditions applicable to any such insurance;

9.1.4	subject to the Company’s right to terminate the Appointment in accordance with clauses 3,11.7 and 15.1 and 17.2 of this agreement income protection insurance in accordance with the arrangements made between the Company and such reputable insurer as the Company may decide from time to time and subject to the terms and conditions applicable to any such insurance (“Income Protection Scheme”).

9.2	During any period in which the Executive is eligible to receive benefits under the Income Protection Scheme the Company’s obligations under this agreement shall be limited to paying to the Executive such sums as it receives in respect of the Executive under the Income Protection Scheme. During any such period the Executive shall continue to be bound by all his obligations (other than to provide his services) under this agreement.

9.3	The benefits referred to in this clause 9 are conditional on the relevant insurer accepting cover for the Executive at a premium the rate of which the Company considers reasonable and accepting liability for any particular claim. In the event that the relevant insurer does not accept cover or liability in respect of the Executive at a premium the rate of which the Company considers reasonable or any claim by the Executive in respect of any of the benefits, the Company shall have no obligation to provide any alternative benefit or cover in this regard provided that any premium previously payable in respect of the Executive shall in such circumstances be paid to the Executive. The provision of the benefits shall not restrict the Company’s ability to terminate the Appointment in accordance with clause 15.1. In the case of any other termination, in particular due to Incapacity the Company shall prior to termination make good faith efforts to assist the Executive in remaining eligible to participate in the Income Protection Scheme, including for example considering keeping the Executive on a shell contract on national minimum wage or otherwise so that the Executive is still classed as an employee for the purpose of the Income Protection Scheme.

10.	HOLIDAYS AND HOLIDAY PAY

10.1	The Company’s holiday year runs between 1 January and 31 December. In addition to the normal bank and public holidays applicable in England and Wales the Executive shall be entitled to 30 working days’ paid holiday during each holiday year to be taken at such time as the Supervisor may from time to time approve and paid at the rate of basic Salary. The Company may require the Executive to use up to four of days’ paid holiday to cover the working days between Christmas and New Year, depending on the number required each year. One days’ holiday shall be used for the purposes of the Company’s Community and Charity paid leave day (“Holiday Entitlement”). Holiday Entitlement is inclusive of statutory holiday under the Working Time Regulations 1998 (“Statutory Holiday”).

10.2	Up to seven days’ Holidays Entitlement may be carried forward from one calendar year to the next, and no more, save with the written consent of the Supervisor. Any other Holiday Entitlement may be forfeited without any right to payment in lieu.

10.3	In the holiday year in which the Executive’s Appointment commences or terminates the Executive shall be entitled to 2.5 days’ holiday for each completed month of service.

10.4	Upon termination of the Appointment the Executive shall, subject to clause 15.2 if appropriate, either be entitled to Salary in lieu of any outstanding Holiday Entitlement or be required to repay to the Company any Salary received in respect of Holiday Entitlement taken in excess of his proportionate Holiday Entitlement and any sums repayable by the Executive may be deducted from any outstanding Salary or other payments due to the Executive.

10.5	The Company reserves the right to require the Executive to take any accrued but unused Holiday Entitlement during any period of notice given to terminate the Appointment or at any other time.

10.6	The provisions of this clause 10 shall replace regulations 15(1) to 15(4) inclusive of the Working Time Regulations 1998 which shall not apply to the Executive.

11.	SICKNESS AND ABSENCE

11.1	If the Executive is Incapacitated he shall as soon as possible notify the Company and inform it of the reason for his absence in accordance with such policy as in place from time to time.

11.2	Each time the Executive is absent from work he shall provide evidence to the Company of the reason for such absence in such form as is reasonably required by the Company and in accordance with such policy as in place from time to time.

11.3	Subject to compliance with the provisions of clauses 11.1 and 11.2 and subject to the Company’s right to terminate the Appointment in accordance with the terms of this Agreement for any reason including, without limitation Incapacity if the Executive is at any time Incapacitated, he shall be paid sick pay consisting of:

11.3.1	his Salary for up to 6 months’ absence in aggregate in any period of 12 months;

11.3.2	thereafter half his Salary for up to an additional 3 months’ absence in aggregate in any period of 12 months;

11.3.3	thereafter such remuneration (if any) as the Board shall in its absolute discretion allow.

11.4	Sick pay paid to the Executive under clause 11.3 shall be inclusive of any statutory sick pay to which the Executive may be entitled under the provisions of the Social Security Contributions and Benefits Act 1992. For statutory sick pay purposes the Executive’s qualifying days shall be his normal working days.

11.5	The Company shall be entitled to deduct from any sick pay paid under clause 11.3 or any other such remuneration as may be paid to the Executive any sickness or injury benefits otherwise paid to the Executive.

11.6	The Executive agrees that at any time during the Appointment he will consent, if required by the Company, to a medical examination by a medical practitioner appointed by the Company at its expense and shall authorise such medical practitioner after having provided the Executive with a copy of any report or results to disclose to and discuss with the Human Resources Manager in confidence the results of any such medical examination.

11.7	If the Executive shall at any time be Incapacitated during the Appointment for a total of 26 or more weeks in any 12 consecutive calendar months the Company may, provided it has made good faith attempts to procure payment of income protection benefits pursuant to clause 9.3 if applicable, terminate the Appointment on notice.

11.8	If the Executive is Incapacitated for a consecutive period of 20 working days the Board may appoint another person or persons to perform his duties until such time as the Executive is able to resume fully the performance of his duties.

11.9	If the Executive is Incapacitated by the action of a third party in respect of which damages are or may be recoverable the Executive shall notify the Human Resources Manager of that fact and of any claim, compromise, settlement or judgment awarded as soon as is reasonably practicable. The Executive shall include in any claim for damages against such third party a claim in respect of monies paid by the Company under this clause 11 and shall receive the sick pay referred to clause 11.2 (other than the statutory sick pay element referred to at clause 11.4) as loans by the Company to the Executive (notwithstanding that as an interim measure income tax has been deducted from such payments as if they were emoluments of employment). The Executive shall repay the net sum received by the Executive (after deduction of tax and costs) in respect of such loans when and to the extent that the Executive recovers compensation for loss of earnings from the third party by action or otherwise.

12.	CONFIDENTIAL INFORMATION

12.1	The Executive shall not at any time during the Appointment nor at any time after its termination except for a purpose of the Company or the Group directly or indirectly use or disclose trade secrets or Confidential Information relating to the Company or any Group Company or the Company’s or any Group Company’s agents, customers, or suppliers.

12.2	The Executive shall not be restrained from using or disclosing any Confidential Information which:

12.2.1	forms part of his general skill and knowledge; or

12.2.2	he is authorised to use or disclose by the Board; or

12.2.3	has entered the public domain unless it enters the public domain as a result of an unauthorised disclosure by the Executive or anyone else employed or engaged by the Company or any Group Company; or

12.2.4	he is required to disclose by law; or

12.2.5	he is entitled to disclose under section 43A of the Employment Rights Act 1996 provided that the disclosure is made in an appropriate way to an appropriate person having regard to the provisions of that Act and clause 5.1.7.

provided that, in the case of any disclosure under sub-clauses 12.2.4 or 12.2.5 above, the Executive shall (to the extent permitted by the applicable laws) notify the Company in advance of the disclosure.

12.3	The Executive shall not make copies of any document, memoranda, correspondence (including emails), computer disk, CD-ROM, memory stick, video tape or any similar matter (including for the avoidance of doubt in any electronic format) or remove any such items from the premises of the Company or of any Group Company other than in the proper performance of his duties under this agreement except with the written authority of the Board which authority will apply in that instance only.

12.4	The Executive shall not make any public statement (whether written or oral) to the media or otherwise relating to the affairs of the Company or any Group Company save in the proper and lawful conduct of his duties and shall not write any article for publication on any matter concerned with the Business or other affairs of the Company or the Group without the prior written consent of the Board.

13.	PROTECTION OF THE COMPANY’S BUSINESS INTERESTS

13.1	In this Clause:

“Business Partner” means any Person who has entered into a joint venture or material commercial agreement (save in respect of agreements for the supply of utilities) with the Company or any Group Company with whom the Executive had material dealings during the period of 12 months prior to the termination of the Appointment;

“Person” means any person, firm, limited liability partnership, company, corporation, organisation or other entity;

“Platform Partner” means Apple, Google, Facebook, Amazon, Tencent and Kakao and any other platforms which distribute or make games available to customers;

“Restricted Business” means the creation, generation, provision or distribution of online or mobile skill games and/or casual games and/or any other business in which:

(a)	the Company or any Group Company is involved at the date of termination of the Appointment or the start of any period of Garden Leave as applicable;

(b)	the Company or any Group Company was involved in at any time during the period of 12 months immediately prior to the date of termination or the start of any period of Garden Leave as applicable;

(c)	the Company or any Group Company is, to the knowledge of the Executive, preparing to be involved in at any time during the 12 month period immediately following the date of termination of the Appointment or the start of any period of Garden Leave as applicable;

and with which the Executive was materially concerned or had management responsibility for or had substantial Confidential Information about at any time in the 12 month period immediately prior to the date of the termination of Appointment or the start of any period of Garden Leave as applicable.

“Restricted Employee” means any person who, at the date of the termination of the Appointment or the start of any period of Garden Leave as applicable, was an employee, officer, agent, consultant or contractor to the Company or any Group Company whom the Executive managed or had material dealings with in the 12 months prior to the termination of the Appointment, who:

(a) is likely to be in possession of Confidential Information belonging to the Company or any Group Company; or

(b) worked in a managerial or technical role, including, but not limited to games development, technical support, marketing or in a creative support function; or

(c) who could materially damage the interests of the Company or any Group Company if (s)he ceased to be employed or engaged by the Company or Group Company.

This restriction shall not include any employee employed in an administrative, clerical, manual or secretarial capacity.

“Restricted Supplier” means any person who had contracted with or been engaged by (or was negotiating to contract with or be engaged by) the Company or any Group Company to design, support, supply or deliver products, goods, materials or services which are material to the business of the Company or any Group Company and whom the Executive had material personal contact with or management responsibility for in the course of the Appointment during the 12 month period immediately prior to the date of the termination of the Appointment.

13.2	The Executive acknowledges that following termination of the Appointment he will be in a position to compete unfairly with the Company and other members of the Group as a result of the Confidential Information, trade secrets and knowledge about the business, operations, customers, employees and trade connections of the Company and any Group Company which he has acquired or will acquire and through the connections that he has developed and will develop during the Appointment. The Executive therefore agrees to enter into the restrictions in this clause 13 for the purpose of protecting the legitimate business interests of the Company and each Group Company and in particular the Confidential Information, goodwill and the stable trained workforce of the Company and each Group Company.

13.3	The Executive will not, for a period of 12 months after the termination of the Appointment, endeavour to entice away from the Company or any Group Company any Restricted Employee.

13.4	The Executive will not, for a period of 12 months after the termination of the Appointment, employ or engage or offer employment to any Restricted Employee.

13.5	The Executive will not, for a period of 12 months after the termination of the Appointment and in such a way as to affect adversely the business of the Company, seek to contract with or engage any Restricted Supplier for any Restricted Business.

13.6	The Executive will not, for a period of 12 months after the termination of the Appointment directly or indirectly, knowingly or recklessly do or say anything which is or is calculated to be prejudicial to the interests of the Company or any Group Company or its or their businesses or which results or may result in the discontinuance of any contract or arrangement of benefit to the Company or any Group Company.

13.7	The Executive will not, for a period of 12 months after the termination of the Appointment directly or indirectly either on his own account or for any Person in competition with any Restricted Business, induce, solicit or entice, or try to induce, solicit or entice any Business Partner to terminate its arrangements with the Company or any Group Company or to seek to vary those arrangements, irrespective of where any such action would be in breach of the Business Partner’s contractual arrangements with the Company or any Group Company.

13.8	The Executive will not, for a period of 12 months after the termination of the Appointment directly or indirectly either or his own account or for any Person deal with any Business Partner in competition with any Restricted Business, provided that this restriction shall not prevent the Executive from joining any Business Partner on an employed or self employed basis in a role that is not involved in any Restricted Business.

13.9	The Executive will not directly or indirectly, for a period of 12 months after the termination of the Appointment, set up, carry on, be employed in, be engaged in, be associated with or concerned in any capacity in any business concern that is in competition with or is preparing to compete with any Restricted Business. By way of non-exhaustive illustration (and without prejudice to the generality of this clause 13, the sites and services provided by Zynga, Wooga, Electronic Arts, Team Lava, Popcap, Spil, Worldwinner, Ubisoft, Rovio, Supercell, Gameloft, Bigpoint or any other online or mobile skill game or casual game company (including their successors), as at the date of this agreement is in competition with the Restricted Business.

13.10	If, at any time during the Executive’s employment, one or more Restricted Employees have left their employment, appointment or engagement with the Company or any Group Company to perform Restricted Business for a business concern which is, or intends to be, in competition with any Restricted Business, the Executive will not at any time during the 12 months following the last date on which any of those Restricted Persons were employed or engaged by the Company, be employed or engaged in any way with that business concern under which the Executive will perform Restricted Business on the behalf of that business concern.

13.11	This clause 13 shall not restrain the Executive from:

13.11.1	being engaged or concerned in any business concern in so far as the Executive’s duties or work shall relate solely to services or activities of a kind with which the Executive was not concerned during the period of 12 months ending on the date of the termination of the Appointment; or

13.11.2	making or holding an Investment.

13.12	The obligations imposed on the Executive by this clause 13 extend to him acting not only on his own account but also on behalf of any other firm, company or other person which is intended or about to be competitive with the Restricted Business or in relation to the provision of any goods or services similar to or competitive with those sold or provided by the Company and shall apply whether he acts directly or indirectly.

13.13	In the event that the Executive receives an offer of employment or request to provide services either during the Appointment or during the currency of the restrictive periods set out in this clause 13, the Executive shall (and the Company may) provide immediately to such person, company or other entity making such an offer or request a full and accurate copy of this clause 13.

13.14	If the Executive’s employment is transferred to any firm, company, person or entity other than a Group Company (the “New Employer”) pursuant to the Transfer of Undertakings (Protection of Employment) Regulations 2006, the Executive will, if required, enter into an agreement with the New Employer containing post-termination restrictions corresponding to those restrictions in this clause 13, protecting the Confidential Information, trade secrets and business connections of the New Employer.

13.15	The restrictions contained in this clause 13 are considered by the parties to be reasonable in all the circumstances. Each sub-clause and part of such sub-clause constitutes entirely separate and independent restrictions. If any of the restrictions contained in the above clause or sub-clauses or part of sub-clauses is held not to be valid as going beyond what is reasonable for the protection of the interests of the Company or any Group Company, but would be adjudged reasonable if part or parts of the wording thereof were deleted, the said restriction shall apply with such words deleted to the extent so adjudged as may be necessary to make it enforceable.

13.16	In the event that the Company exercises its rights under clause 16.1 of this agreement or if the Executive is required to work during some or all of their notice period, then any such period worked during the notice period or on Garden Leave shall be offset against and therefore reduce the periods for which the periods in this clause 13 shall apply.

14.	INTELLECTUAL PROPERTY RIGHTS

14.1	The parties acknowledge that the Executive may create Inventions (alone or jointly) in the course of his employment with the Company and that the Executive has a special obligation to further the interests of the Company in relation to such Inventions. The Executive shall, promptly following creation, disclose to the Company all such Inventions and works embodying Company Intellectual Property.

14.2	The Executive acknowledges that (except to the extent prohibited by or ineffective in law) all Company Intellectual Property and materials embodying them shall automatically belong to the Company as from creation for the full term of those rights and (except to the extent prohibited by or ineffective in law), the Executive hereby assigns, by way of present and future assignment, any and all right, title and interest therein to the Company.

14.3	To the extent that any Company Intellectual Property does not vest in the Company automatically pursuant to clause 14.2 (and except to the extent prohibited by or ineffective in law), the Executive holds such property on trust for the Company and hereby grants to the Company an exclusive, royalty free licence to use such property in its discretion until such Company Intellectual Property fully vests in the Company.

14.4	To the extent that any Inventions created by the Executive (whether alone or jointly) at any time during the course of his employment are prohibited by or prevented in law from automatically vesting with the Company pursuant to clause 14.2, the Executive shall, immediately upon creation of such rights, grant the Company a right of first refusal, in writing, to acquire them on arm’s length terms to be agreed between the parties. If the parties cannot agree on such terms within 30 days of the Company receiving the offer, the Company in consultation with the Executive shall have a further period of 14 days in which to refer the dispute to an expert who shall be appointed by the President of the Institute of Chartered Accountants in England and Wales. The expert’s decision in relation to such commercial terms shall be final and binding on the parties and the costs of the expert shall be borne by the company.

14.5	The Executive agrees:

14.5.1	to execute all such documents, both during and after the Appointment, as the Company may reasonably require to vest in the Company all right, title and interest in the Company Intellectual Property pursuant to this agreement at the reasonable expense of the Company;

14.5.2	to provide all such information and assistance and do all such further things as the Company may reasonably require, at the reasonable expense of the Company, to enable it to protect, maintain and exploit the Company Intellectual Property to the best advantage, including (without limitation), at the Company’s request, assisting the Company with any application for the protection of Inventions throughout the world;

14.5.3	to assist the Company as it may reasonably require in applying for the registration of any registrable Company Intellectual Property, to enable it to enforce the Company Intellectual Property against third parties and to defend claims for infringement of third party Intellectual Property Rights, all at the reasonable expense of the Company;

14.5.4	not to apply for the registration of any Company Intellectual Property in the United Kingdom or any other part of the world without the prior written consent of the Company; and

14.5.5	to keep confidential all Company Intellectual Property unless the Company has consented in writing to its disclosure by the Executive.

14.6	As against the Company, its successors and assigns and any licensee of any of the foregoing, the Executive hereby waives all of his present and future moral rights which arise under the Copyright Designs and Patents Act 1988 and all similar rights in other jurisdictions relating to the Company Intellectual Property.

14.7	The Executive acknowledges that, except as provided by law, no further remuneration or compensation, other than that provided for in this agreement, is or may become due to the Executive in respect of his compliance with this clause. This clause is without prejudice to the Executive’s rights under the Patents Act 1977.

14.8	The Executive irrevocably appoints the Company as the Executive’s attorney in the Executive’s name to sign, execute, do or deliver on the Executive’s behalf any deed, document or other instrument and to use the Executive’s name for the purpose of giving full effect to this clause.

14.9	Rights and obligations under this agreement shall continue in force after termination of this agreement in respect of any Company Intellectual Property.

15.	TERMINATION

15.1	The Appointment may be terminated without notice or pay in lieu of notice with immediate effect by the Company if at any time the Executive:

15.1.1	shall have committed any serious breach or repeated or continued (after written warning allowing, if remediable, time to remedy) any other breach of the Executive’s obligations under this agreement which cannot be remedied within a reasonable time;

15.1.2	is guilty of serious misconduct or is convicted of any criminal offence involving dishonesty or where a custodial penalty is imposed;

15.1.3	is guilty of any fraud or dishonesty or acts in any manner which in the reasonable opinion of the Board brings or is likely to bring the Executive or the Company or any Group Company into serious disrepute or is materially adverse to the interests of the Company or any Group Company;

15.1.4	is, in the reasonable opinion of the Board, seriously negligent or incompetent in the performance of his/her duties;

15.1.5	becomes or is declared insolvent or commits any act of bankruptcy or convenes a meeting of or makes or proposes to make any arrangement or composition with creditors;

15.1.6	in the Company’s reasonable belief has failed to perform the Executive’s duties to a satisfactory standard, after having received a written warning from the Company and been provided with sufficient time to improve such performance;

15.1.7	has been disqualified from being a director by reason of any order made under the English Company Directors Disqualification Act 1986 or any other enactment;

15.1.8	is guilty of a serious breach of any rules issued by the Company from time to time regarding its electronic communications systems;

15.1.9	ceases to be entitled to work in the relevant jurisdiction in which he is expected to conduct his duties; or

15.1.10	the Executive is guilty of a serious breach of the rules, regulations or codes of practice (as amended from time to time) applicable to the dealing in securities and inside information as applicable to the Company or any Group Company from time to time.

Any delay by the Company in exercising such right of termination shall not constitute a waiver of it.

15.2	In the event of termination under clause 15.1 above the Company shall not be obliged to make any further payment to the Executive except such Salary as shall have accrued at the date of termination and in respect of accrued but untaken Holiday Entitlement.

15.3	Upon notice of termination of the Appointment being given, or upon termination of the Appointment, or, at the start of a period of Garden Leave, or at any time upon request by the Company in writing, the Executive shall:

15.3.1	at the request of the Company resign from all (if any) offices held by him in the Company or any Group Company and all (if any) trusteeships held by him of any pension scheme or any trust established or subscribed to/by the Company and any Group Company and in the event of his failure to do so the Company is hereby irrevocably authorised to appoint some person in his name and on his behalf to sign and execute all documents and do all things necessary to constitute and give effect to such resignation;

15.3.2	immediately return to the Company all correspondence (including emails), documents, papers, memoranda, notes, records such as may be contained in magnetic media or other forms of computer storage, videos, tapes (whether or not prepared or produced by him) and any copies thereof charge and credit cards and all other property (including any car) belonging to the Company which may be in the Executive’s possession or under his control provided that the Executive shall not be obliged to return during any period of Garden Leave any property provided to him as a contractual benefit;

15.3.3	if requested send to the Company Secretary a signed statement confirming that he has complied with sub-clause 15.3.2.

15.4	The Executive shall not at any time after the termination of the Appointment incorrectly represent himself as being connected with or interested in the Business of the Company or the Group on an ongoing basis.

15.5	At its absolute discretion the Company may at any time (including without limitation after notice of termination shall have been given by either party) lawfully terminate this agreement with immediate effect by notifying the Executive in writing that the Company is exercising its right under this clause 15.5 and that it has made or will make a payment in lieu of notice (“Payment in Lieu”).

15.6	If the Executive serves notice of termination voluntarily except in circumstances where clause 15.1 applies or in the event of a Change of Control Termination:

15.6.1	any Payment in Lieu shall be calculated as an amount equal to the Executive’s Salary only, for the then unexpired notice period; and

15.6.2	the Executive shall not be entitled to receive any accrued or pro rata bonus, or commission payment in relation to the current Bonus Period or any payments that might otherwise have been due had the Executive worked for the Company during the unexpired notice period, and whether or not the Executive is on Garden Leave.

15.7	If the Company serves notice of termination (including pursuant to clause 11.7) or the Executive serves notice to terminate his employment for a Good Reason (whether such termination has immediate effect or otherwise) except in circumstances where clauses 15.1 applies or in the event of a Change of Control Termination, any Payment in Lieu shall be calculated as:

15.7.1	an amount equal to the Executive’s Salary only for the then unexpired period of notice;

15.7.2	such further amount as is equal to the fair value to the Executive of any other benefits to which the Executive is contractually entitled under the terms of this agreement during the then unexpired period of notice (or at the Executive’s option so far as is contractually feasible and provided any additional cost to the Company is no more than the fair value to the Executive, the continuation of such benefits for the then unexpired period of notice); and

15.7.3	in accordance with clause 7.5.1 a pro rata bonus for the Bonus Period up to the date of termination of the Appointment.

15.8	In the event of a Change of Control Termination, any Payment in Lieu shall be calculated as

15.8.1	an amount equal to the Executive’s Salary only for the then unexpired period of notice;

15.8.2	such further amount as is equal to the fair value to the Executive of any other benefits to which the Executive is contractually entitled under the terms of this agreement during the then unexpired period of notice (or at the Executive’s option so far as is contractually feasible and provided any additional cost to the Company is no more than the fair value to the Executive, the continuation of such benefits for the then unexpired period of notice); and

15.8.3	in accordance with clause 7.5.2 a bonus payment of an amount calculated as if, at the date of termination of the Appointment, he would have been employed at the end of the current Bonus Period and Payment Date in respect of such Bonus Period and on the assumption that the Company and/or the Executive would have met, but not exceeded any relevant objectives.

15.9	For the avoidance of doubt, the Payment in Lieu shall not include any element in relation to any payment in respect of any holiday entitlement that would have accrued had the Executive worked for the Company during the notice period. The Executive shall have no right to receive a Payment in Lieu unless the Company has exercised its discretion in clause 15.5.

15.10	Notwithstanding clause 15.5 the Executive shall not be entitled to any Payment in Lieu if the Company would otherwise have been entitled to terminate the Appointment without notice in accordance with clause 15.1 and in that case the Company shall also be entitled to recover from the Executive any sums received (net of tax) in respect of any Payment in Lieu already made.

15.11	The Payment in Lieu shall be subject to such deductions as required by law including the deduction at source of income tax and employee’s national insurance contributions.

15.12	The Executive expressly agrees that the Company may make such deductions from Salary or other payments due on the termination of or during the Appointment as may be necessary to reimburse the Company for sums paid out by the Company to or on behalf of the Executive but which are recoverable by it including but not limited to loans, advances, relocation expenses, excess holiday payments and any outstanding payments in relation to the company car. Before making any such deduction the Company shall inform the Executive of the nature of any such deduction and give the Executive a reasonable opportunity to challenge it.

16.	GARDEN LEAVE

16.1	Following notice to terminate (whether in the event of a Change of Control or otherwise) the Appointment being given by the Company or the Executive or if the Executive purports to terminate the Appointment in breach of contract the Company may by written notice require the Executive (for a maximum period of six months) not to perform any services (or to perform only specified services) for the Company or for any Group Company for all or part of the applicable notice period required under clause 3.

16.2	During any period of Garden Leave the Executive shall:

16.2.1	continue to receive:

16.2.1.1	the Salary;

16.2.1.2	other contractual benefits in the usual way and subject to the terms of any benefit arrangements; and

16.2.1.3	any entitlement to continue to participate in a bonus arrangement during any period of Garden Leave shall be in accordance with clauses 7.5, and 15.6 to 15.8.

16.2.2	remain an employee of the Company and remain bound by his duties and obligations, whether under this agreement or otherwise, which shall continue in full force and effect;

16.2.3	save on a purely social basis, not contact or deal with (or attempt to contact or deal with) any customer client supplier agent distributor shareholder employee officer or other business contact of the Company or any Group Company without the prior written consent of the Company;

16.2.4	not (unless otherwise requested) enter onto the premises of the Company or any Group Company without the prior written consent of the Company;

16.2.5	not commence any other employment or engagement (including taking up any directorships or consultancy services;

16.2.6	provide such reasonable assistance as the Company or any Group Company may require to effect an orderly handover of his responsibilities to any individual or individuals appointed by the Company or any Group Company to take over his role or responsibilities; and

16.2.7	make himself available during business hours to deal with requests for information, to provide assistance, to attend meetings and to advise on matters relating to the Business.

17.	AMALGAMATION, RECONSTRUCTION

17.1	If the Company is wound up for the purposes of reconstruction or amalgamation the Executive shall not as a result or by reason of any termination of the Appointment or the redefinition of his duties within the Company or the Group arising or resulting from any reorganisation or amalgamation of the Group have any claim against the Company or any other Group Company for damages for termination of the Appointment or otherwise so long as he shall be offered employment with any concern or undertaking resulting from such reconstruction reorganisation or amalgamation on terms and conditions no less favourable to the Executive than the terms contained in this agreement.

17.2	If the Executive shall at any time have been offered but shall have unreasonably refused or failed to agree to the transfer of this agreement by way of novation to a company which has acquired or agreed to acquire not less than 50 per cent of the equity share capital of the Company the Company may terminate the Appointment by such notice as is required by section 86 of the Employment Rights Act 1996 given within one month of such offer.

18.	DISCIPLINARY AND GRIEVANCE PROCEDURES

18.1	There is no disciplinary procedure which applies to the Executive’s employment with the Company.

18.2	The Executive shall refer any grievance he may have about his employment or an appeal in connection with any disciplinary decision relating to him to the Chairman of the Board in writing in the first instance.

18.3

The Board shall have the right to suspend the Executive (for a maximum period of three months) from his duties on such terms and conditions as the Board shall determine for the purpose of carrying out an investigation into any allegation of misconduct or negligence or an allegation of bullying harassment or discrimination against the Executive and pending any disciplinary hearing. The Company shall be required to continue to pay the Salary and provide all other contractual benefits to the Executive during any period of suspension. The Company shall not be required to give any reason for exercising its right under this clause.

19.	DATA PROTECTION

19.1	The Executive acknowledges that in the course of this Appointment he shall have access to personal and sensitive data relating to other employees. The Executive confirms that he has read and understood the Company’s data protection policy and agrees to comply with the policy at all times. The Company may change its data protection policy at any time and will notify employees in writing of any changes.

19.2	The Executive’s personal data will be held by the Company in its manual and automated filing systems. The Company will process and may disclose such data and the Executive consents to the processing and disclosure of such data both inside and, where necessary, outside the European Economic Area (including in particular, but without limitation, the USA for the following purposes:

19.2.1	in order for the Appointment and this agreement to be performed;

19.2.2	in order to comply with any legal obligations imposed on the Company or any Group Company;

19.2.3	for decisions to be made regarding the Executive’s employment or continued employment;

19.2.4	for obtaining or carrying out work from or for customers or potential customers; and

19.2.5	for the purpose of any potential sale of over 50 per cent of the shares of the Company or any Holding Company of the Company or other change of control or any potential transfer of the Executive’s employment under the Transfer of Undertaking (Protection of Employment) Regulations 2006.

Disclosure may include, in the case of sale, change of control or transfer, disclosure to the potential purchaser or investor and their advisors and, in the case of obtaining or carrying out work, disclosure to customers or potential customers.

19.3	The Company will process and may disclose sensitive data and the Executive consents to the processing and disclosure of such data as follows:

19.3.1	information about the Executive’s physical or mental health or condition for the purpose of the performance of the Appointment and this agreement, monitoring sickness absence, dealing with sick pay and determining the Executive’s fitness to carry out duties on behalf of the Group;

19.3.2	information about the Executive’s sex, marital status, race, ethnic origin or disability for the purpose of monitoring to ensure equality of opportunity and compliance with equal opportunities legislation; and

19.3.3	information relating to any criminal proceedings in which the Executive has been involved for insurance purposes and in order to comply with legal requirements and obligations to third parties.

19.4	The Executive shall use all reasonable endeavours to keep the Company informed of any changes to his personal data.

20.	MISCELLANEOUS

20.1	Notices may be given by either party by personal delivery or by letter or email or fax message addressed to the other party at (in the case of the Company) its registered office for the time being and (in the case of the Executive) his last known address. Any such notice given by letter shall be deemed to have been given 3 days after posting and any such notice given by fax shall be deemed to have been given at the time on the confirmation report. Any notice given to the Company by email may be sent to the normal business email address of the Company Secretary of the Company and any notice given to the Executive by email may be sent to his work email address or such other email address as may be agreed between the Executive and the Company from time to time and any notice given by email shall be deemed to have been given one hour after it was sent and a hard copy shall be sent by post or fax by way of confirmation.

20.2	There are no collective agreements in force which affect the terms and conditions of the Appointment.

20.3	If any provision of this agreement shall be found by any court or administrative body of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions of this agreement which shall remain in full force and effect. If any provision of this agreement is so found to be invalid or unenforceable but would be valid or enforceable if some part of the provision were deleted, the provision in question shall apply with such modifications as may be necessary to make it valid.

21.	ENTIRE AGREEMENT

21.1	This agreement constitutes the entire agreement and understanding between the parties in respect of the matters dealt with in it and supersedes any previous agreement between the parties or any of them relating to such matters.

21.2	Each of the parties acknowledges and agrees that in entering into this agreement, and the documents referred to in it, it does not rely on, and shall have no remedy in respect of, any statement, representation, warranty or understanding (whether negligently or innocently made) other than as expressly set out in this Agreement. The only remedy available to either party in respect of any such statement, representation, warranty or understanding shall be for breach of contract under the terms of this Agreement.

21.3	Nothing in this clause 21 shall operate to exclude any liability for fraud.

22.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

A person who is not party to this agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this agreement. This clause does not affect any right or remedy of any person which exists or is available otherwise than pursuant to that Act.

23.	COUNTERPARTS

This agreement may be executed in any number of counterparts each of which when executed by one or more of the parties hereto shall constitute an original but all of which shall constitute one and the same instrument.

IN WITNESS whereof the parties have executed this agreement as a deed on the date of this agreement by one director in the presence of an attesting witness

Executed as a deed, but not delivered until the first date specified on page 1, by MIDASPLAYER.COM LIMITED by a director in the presence of a witness:	)
)
)
	)	Signature	/s/ Lars Markgren

		Name (block capitals)	Lars Markgren
Director

Witness signature	/s/ Luci Ingram

Witness name	Luci Ingram
(block capitals)

Witness address	King, 10th Floor

1 Central St Giles

London WC2H 8AG

Signed as a deed, but not delivered until the first date specified on page 1, by RICCARDO ZACCONI in the presence of:	)
)
)
	)	Signature	/s/ Riccardo Zacconi

Witness signature	/s/ Luci Ingram

Witness name	Luci Ingram
(block capitals)

Witness address	King, 10th Floor

1 Central St Giles

London WC2H 8AG